Exhibit 15.2

Campbells

Registered Foreign Law Firm

3001-04 & 3010, 30/F Gloucester Tower | The Landmark

15 Queen’s Road Central | Hong Kong

@campbellslegal.com

t. +852 3708 3000 | f. +852 3706 5408

campbellslegal.com

Our Ref: 00528-41598

Your Ref:

Jinxin Technology Holding Company

Floor 4, Willow House

Cricket Square

Grand Cayman KY1-9010

Cayman Islands

28 April 2026

Dear Sirs

Jinxin Technology Holding Company

We have acted as legal advisers as to the laws of the Cayman Islands to Jinxin Technology Holding Company, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the SEC in the month of April 2026.

We consent to the reference to our firm under the headings “Item 6. Directors, Senior Management and Employees – E. Share Ownership – Enforceability of Civil Liabilities” and “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Campbells

Campbells

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Stuart D’Addona (New South Wales (Australia)), Paul Trewartha (Victoria (Australia)),

Jane Hale (Queensland (Australia)) and James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

CAYMAN | BVI | HONG KONG	campbellslegal.com